Exhibit 10.18H
SEVENTH AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This Seventh Amendment (this “Seventh Amendment”) to the Canyon Park Technology Center Office Building Lease Agreement and the Basic Lease Information pertaining thereto, as amended (the “Lease”), is entered into effective for all purposes as of the 11th day of January 2008 by and between TCU-CANYON PARK, LLC, a Utah limited liability company, successor in interest to PROPERTIES I, LLC (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097. Capitalized terms not otherwise defined herein have the meaning set forth in the Lease.
Recitals
     A. Landlord and Tenant are parties to the Lease, together with the First, Second, Third, Fourth, Fifth and Sixth Amendments to the Lease, for certain office space in Canyon Park Technology Center (“CPTC”) in Orem, Utah, defined in the Lease as the “Premises.”
     B. Tenant desires to expand the Premises to include space in Building H at CPTC.
     C. Tenant also desires to amend certain other provisions of the Lease as set forth below.
Agreement
     Therefore, Landlord and Tenant agree as follows:
1.	Premises. The definition of “Premises” under the Lease is amended by adding approximately 32,144 rentable square feet of space located in Building H at CPTC as set forth below (referred to herein collectively as the “Seventh Amendment Premises”):

H12 H13 H22 H23	2,920 RSF 12,658 RSF 3,873 RSF 12,693 RSF
The Seventh Amendment Premises are shown cross-hatched on the floor plans attached hereto as Exhibit A & Exhibit B. Notwithstanding the above, Tenant agrees that other tenants in Building H will have access to hallways and the stairwell in H12 and H22 to access their premises or shared areas within building H as needed and approved by Landlord.

2.	Building. The definition of “Building” under the Lease shall be amended and replaced in its entirety by the following definition:

“Building”:	Collectively, the Buildings located in the Park known as “Canyon Park Technology Center” (“CPTC”) and designated as Building G and Building H on the site plan of the Park attached hereto as Exhibit A.

3.	Land. The definition of “Land” under the Lease shall be amended and replaced in its entirety by the following definition:

“Land”:	The land upon which Building G and Building H at CPTC are located, as hatched or otherwise set forth on Exhibit A attached hereto.

4.	Rentable Area. The “Rentable Area” of the Premises under the Lease shall increase from 102,566 rentable square feet to 134,710 rentable square feet.

5.	Basic Rental. Tenant agrees that the Basic Rental fee for the Seventh Amendment Premises shall be $18.00 per rentable square foot per year, or $48,216.00 monthly, and $578,592.00,194.00 annually. Monthly rent for the Seventh Amendment Premises shall be due in accordance with the payment terms in the Lease.

6.	Applicable Leased Buildings. The definition of “Applicable Leased Buildings” in Paragraph 7(a) of Exhibit E — Operating Expenses attached to the Lease is amended by indicating that such term refers to “Building G” and “Building H” at CPTC. The remainder of such definition shall remain unchanged and shall be in full force and effect.

7.	Applicable Share. The definition of “Applicable Share” in Paragraph 7(b) of Exhibit E — Operating Expenses attached to the Lease is amended by indicating that such term refers to “14.75%.” The remainder of such definition shall remain unchanged and shall be in full force and effect.

8.	Commencement Date. The Commencement Date with respect to the Seventh Amendment Premises shall be March 1, 2008.

9.	Annual Increases. With regard to the Seventh Amendment Premises, Basic Rental under the Lease shall escalate $0.50 per rentable square foot on each one-year anniversary of the Commencement Date set forth above for the duration of the Term of the Lease.

10.	Term. The Term for the Seventh Amendment Premises shall be co-terminus with the Lease Term and will expire at midnight on March 31, 2011.

11.	Security Deposit. An additional security deposit equal to the last month’s Rent during the regular Term of the Lease for the Seventh Amendment Premises totaling $52,234.00 shall be paid by Tenant to Landlord upon execution of this Seventh Amendment.

12.	Fire or Other Casualty. Paragraph 17 of the Lease is hereby amended and replaced in its entirety by the following:

Fire or Other Casualty. If twenty-five percent (25%) or more of the entire Premises is rendered wholly untenantable, and Landlord is unable to restore the Premises to an acceptable condition within a reasonable amount of time, then either party may terminate this Lease by notice to the other within thirty (30) days after the occurrence of the casualty, and this Lease shall terminate as of the date of the casualty. If neither party terminates this Lease, Landlord shall proceed with reasonable diligence and at its sole cost and expense to rebuild and repair the Premises, and this Lease shall continue in full force and effect. If the casualty is due wholly or in part to an act or omission of Tenant or Tenant’s agents, employees, invitees or contractors, Tenant shall pay to Landlord any deductible under Landlord’s insurance policies. Notwithstanding the foregoing, if any Holder requires that the insurance proceeds be used to retire a debt, or if any Lessor should terminate a Master Lease as a result of any such casualty, then Landlord may elect not to rebuild and this Lease shall terminate upon delivery to Tenant of a notice to that effect. Landlord’s obligation to rebuild and repair under this Paragraph 17 shall in all events be limited to restoring the Premises to substantially the condition same were in immediately preceding the casualty, excluding all signs, fixtures, equipment or furniture of Tenant and any alterations, additions or improvements to the Premises made by Tenant, whether prior to or after the Commencement Date. Tenant agrees that promptly after completion of such work by Landlord, Tenant shall proceed with reasonable diligence and at its sole cost and expense to rebuild, repair and restore all signs, furniture, equipment, fixtures and other improvements which may have been placed by Tenant within the Premises. Provided that the casualty did not occur by reason of any act or omission of Tenant or Tenant’s agents, employees, invitees or contractors, Landlord shall allow Tenant a diminution of Basic Rental during the time the Premises are unfit for occupancy, which diminution shall be based upon the proportion of square feet which are unfit for occupancy to the total square feet in the Premises. Except as hereinafter provided, any insurance which may be carried by Landlord or Tenant against loss or damage to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control. Tenant shall be responsible for obtaining fire and extended coverage insurance for full replacement cost upon all improvements and fixtures installed in the Premises at Tenant’s expense, if any, and the contents of the Premises.

13.	Tenant Improvements. Landlord hereby agrees to provide Tenant with an allowance of $7.20 per rentable square foot for a total of $235,677.60 for mutually approved Tenant Improvements with respect to the Seventh Amendment Premises.

14.	Tenant Notice Regarding Term. For the duration of the Term of the Lease (as may be extended), Tenant hereby agrees to give Landlord written notice no later than twelve (12) months prior to the end of the then-current Term of the Lease of Tenant’s intent to either (a) extend the Term of the Lease or (b) permit the Term of the Lease to expire upon the end of the Term. If Tenant fails to give such written notice to Landlord, the Term of the Lease shall automatically be renewed in each case for an additional one-year period, subject to the terms and conditions of the Lease. For the avoidance of any doubt, if Tenant gives proper notice hereunder that it will permit the current Term of the Lease to expire on March 31, 2011, Landlord shall be entitled to retain $167,756.69 of Tenant’s security deposit as previously agreed to in paragraph 10 of the Fifth Amendment to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement by and between Tenant and Landlord dated January 25, 2006.

15.	Plans, Specifications and Permits. Tenant agrees to provide Landlord with a copy of the floor plans for the Seventh Amendment Premises, approved and signed by Tenant. Upon approval from Landlord, Landlord shall arrange for the architect/engineer, at Tenant’s expense, to transfer Tenant’s signed floor plans into blueprints for submission to the City of Orem Building and Development Department for issuance of building Permit(s) and shall submit the same to the City of Orem for permit.

16.	Change Orders. Tenant shall sign and Landlord and Tenant shall approve all change orders with respect to the Tenant Improvements to be constructed by Landlord hereunder.

17.	As-Is Condition. Tenant accepts the Seventh Amendment Premises in its existing, “as-is” condition, except for any Tenant Improvements as outlined above, and acknowledges and agrees that Landlord shall provide no funds for Tenant Improvements with respect to the Seventh Amendment Premises except as provided for herein.

18.	Same Terms. Except as amended herein, all terms and conditions of the Lease, as previously amended, shall remain in full force and effect.

TENANT: OMNITURE, INC.
By:	/s/ Michael S. Herring
	Name:	Mike Herring
	Title:	CFO

TCU-CANYON PARK, LLC
By:	Canyon Park Management
Company, Inc., its Manager

By:	/s/ Allen Finlinson
	Name:	Allen Finlinson
	Title:	Vice President/General Manager